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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                           (Amendment No.__________ )*

                                Cyberonics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   00023251P1
                        ---------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





SEC 1745 (2/92)                Page   1  of  14  Pages


--------------------------------------------------------------------------------
CUSIP No.         00023251P1         13G                Page   2  of  14  Pages
                ---------------
--------------------------------------------------------------------------------


------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Vista III, L.P.
       06-1172794
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
       N/A                                                      (b) [ ]

------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              -0- shares
      NUMBER OF
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               1,573,204 shares

                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
       REPORTING
        PERSON                -0- shares
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              1,573,204 shares

------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,573,204 shares

------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       13.4%

------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN
------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 14 Pages




--------------------------------------------------------------------------------
CUSIP No.         00023251P1         13G                Page   3  of  14  Pages
                ---------------
--------------------------------------------------------------------------------

------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Vista III Partners, L.P.
       06-1172793
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
       N/A                                                       (b) [ ]

------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              -0- shares
      NUMBER OF
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               1,573,204 shares

                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                -0- shares
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              1,573,204 shares

------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,573,204 shares

------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       13.4%

------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 14 Pages





--------------------------------------------------------------------------------
CUSIP No.         00023251P1         13G                Page   4  of  14  Pages
                ---------------
--------------------------------------------------------------------------------

------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Gerald B. Bay
       ###-##-####
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
       N/A                                                      (b) [ ]

------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              -0- shares
      NUMBER OF
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               1,573,204 shares

                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                -0- shares
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              1,573,204 shares

------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,573,204 shares

------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       13.4%

------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 14 Pages






--------------------------------------------------------------------------------
CUSIP No.         00023251P1         13G                Page   5  of  14  Pages
                ---------------
--------------------------------------------------------------------------------

------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Edwin Snape
       ###-##-####
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
       N/A                                                       (b) [ ]

------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

------ -------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              -0- shares
      NUMBER OF
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               1,573,204 shares

                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                -0- shares
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              1,573,204 shares

----------------------- ----- --------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,573,204 shares

------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       13.4%

------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 14 Pages





--------------------------------------------------------------------------------
CUSIP No.         00023251P1         13G                Page   6  of  14  Pages
                ---------------
--------------------------------------------------------------------------------


------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       John F. Tomlin
       ###-##-####
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
       N/A                                                        (b) [ ]

------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              -0- shares
      NUMBER OF
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               1,573,204 shares

                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                -0- shares
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              1,573,204 shares

------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,573,204 shares

------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       13.4%

------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 14 Pages




--------------------------------------------------------------------------------
CUSIP No.         00023251P1         13G                Page   7  of  14  Pages
                ---------------
--------------------------------------------------------------------------------


------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Robert P. Cummins
       ###-##-####
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
       N/A                                                        (b) [ ]

------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              -0- shares
      NUMBER OF
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               1,573,204 shares

                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                -0- shares
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              1,573,204 shares

------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,573,204 shares

------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       13.4%

------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 14 Pages






                                  Schedule 13G
                                  ------------

Item 1(a).        Name of Issuer:  Cyberonics, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices: 17448 Highway 3, Suite 100, Webster, TX 77598.

Item 2(a). Names of Persons Filing: Vista III, L.P. ("Vista III"), Vista III Partners, L.P., the sole general partner of Vista III ("Vista III Partners"), and Gerald B. Bay, Edwin Snape, John
                  F. Tomlin and Robert P. Cummins, the general partners of Vista III Partners (the "Investing General Partners").

Item 2(b).        Address of Principal  Business Office or, if None,  Residence:
                  The address of the principal business office of Vista III, Vista III Partners and the Investing General Partners is The Vista Group, c/o Palmeri Fund Administrators, Inc., 700 Godwin Avenue, Suite 110, Midland Park, NJ 07432.

Item 2(c). Citizenship: Each of Vista III and Vista III Partners is a limited partnership organized under the laws of the State of Delaware. The Investing General Partners are each citizens of the United States.

Item 2(d). Title of Class of Securities: Common Stock, $.01 par value per share.

Item 2(e).        CUSIP Number:  00023251P1

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  (a)  [ ]    Broker or Dealer  registered  under  Section 15 of
                              the Securities Exchange Act of 1934 (the "Act").

                  (b)  [ ]    Bank as defined in Section 3(a)(6) of the Act.

                  (c)  [ ]    Insurance  Company as defined in Section  3(a)(19)
                              of the Act.

                  (d)  [ ]    Investment  Company  registered under Section 8 of
                              the Investment Company Act of 1940.

                  (e)  [ ]    Investment Adviser registered under Section 203 of
                              the Investment Advisers Act of 1940.

                  (f)  [ ]    Employee  Benefit  Plan,  Pension  Fund  which  is
                              subject  to  the   provisions   of  the   Employee
                              Retirement   Income   Security   Act  of  1974  or
                              Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the
                              Act.



                               Page 8 of 14 Pages




                  (g)  [ ]    Parent Holding  Company,  in accordance  with Rule
                              13d-1(b)(ii)(G) of the Act.

                  (h)  [ ]    Group, in accordance with Rule  13d-1(b)(1)(ii)(H)
                              of the Act.

                  Not Applicable.

Item 4.  Ownership.

         (a)      Amount Beneficially Owned:

                  Vista III, Vista III Partners and the Investing General Partners may be deemed to beneficially own 1,573,204 shares of Common Stock as of December 31, 1996.

                  Vista III is the record owner of 1,573,204 shares of Common Stock (the "Shares") and Vista III has the power to vote or direct the disposition of all of the Shares. Such power is exercised through Vista III Partners, as the sole general partner of Vista III. As general partner of Vista III, Vista III Partners may be deemed to beneficially own the Shares. The Investing General Partners have the power over all the voting and investment decisions of Vista III Partners and, as such, the Investing General Partners may also be deemed to share the beneficial ownership of the Shares.

                  Each of the Investing General Partners and Vista III Partners expressly disclaims beneficial ownership of the Shares.

         (b)      Percent of Class:

                  The Shares  represent  13.4% of the  outstanding  Common Stock
                  (based on 11,762,542 shares of Common Stock reported as outstanding as of December 31, 1996, as confirmed by the Issuer's Chief Financial Officer).

         (c)      Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: -0- shares for each reporting person.

                  (ii) shared power to vote or to direct the vote: Vista III, Vista III Partners and the Investing General Partners each have the shared power to vote or to direct the vote of 1,573,204 shares.

                  (iii) sole power to dispose or to direct the dispositions of: -0- shares for each reporting person.

                  (iv) shared power to dispose or to direct the disposition of: Vista III, Vista III Partners and the Investing General Partners each have the shared power to dispose or to direct the disposition of 1,573,204 shares.


                  Each of the Investing General Partners and Vista III Partners expressly disclaims beneficial ownership of the Shares.



                               Page 9 of 14 Pages




Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certification.

         Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).



                               Page 10 of 14 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Date:  February 12, 1997

Vista III, L.P.

  By:  Vista III Partners, L.P.

   By:          *
      -------------------------
      General Partner

Vista III Partners, L.P.

  By:           *
      -------------------------
      General Partner

                *
      -------------------------
      Gerald B. Bay

                *
      -------------------------
      Edwin Snape

                *
      -------------------------
      John F. Tomlin

                *
      -------------------------
      Robert P. Cummins


* The undersigned attorney-in-fact, by signing his name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 2.

/s/ Frank Palmeri
----------------------------
Frank Palmeri
Attorney-in-fact


                               Page 11 of 14 Pages




                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

        Pursuant to Rule 23d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Cyberonics, Inc.

This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED this 12th day of February, 1997.

Vista III, L.P.

  By:  Vista III Partners, L.P.

   By         *
     ---------------------------
       General Partner

Vista III Partners, L.P.

  By:         *
     ---------------------------
       General Partner

              *
     ---------------------------
       Gerald B. Bay

              *
     ---------------------------
       Edwin Snape

              *
     ---------------------------
       John F. Tomlin

              *
     ---------------------------
       Robert P. Cummins


* The undersigned attorney-in-fact, by signing his name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 2.

/s/ Frank Palmeri
------------------------------
Frank Palmeri
Attorney-in-fact

PARA8379/1.314884_1



                               Page 12 of 14 Pages